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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT


    We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-65578 of Cendant Corporation on Form S-3 of our report dated July 2, 2001 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the change in certain revenue recognition policies regarding the recognition of non-refundable one-time fees and pro rata refundable subscription revenue and the restatement of the financial statements to reflect the individual membership business as part of continuing operations as discussed in Note 1), appearing in the Annual Report on Form 10-K/A of Cendant Corporation for the year ended December 31, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



/s/ DELOITTE & TOUCHE LLP



New York, New York
August 20, 2001